UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 27, 2008

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On March 27, 2008, Genworth Financial, Inc. (the “Company”) appointed Amy R. Corbin, age 40, as Vice President and Controller (Principal Accounting Officer) of the Company effective March 31, 2008.

Ms. Corbin had been the Global Leader of Accounting Policy in the Company’s controllership group since the completion of the Company’s initial public offering in May 2004. From March 2003 to May 2004, she served in a similar role at GE Financial Assurance Holdings, Inc. (“GEFAHI”), a predecessor company. Prior to joining GEFAHI, Ms. Corbin was an Audit Senior Manager in the National Insurance Practice of Deloitte & Touche LLP from August 1999 to March 2003. She served in various capacities at Deloitte & Touche LLP from January 1990 to August 1999. Ms. Corbin serves on the Insurance Experts Panel of the American Institute of Certified Public Accountants, the Accounting Committee of the American Council of Life Insurers and the Accounting Convergence Committee of the Group of North American Life Insurers. She received a M.S. in Taxation and a B.S. in Accounting from the University of Central Florida. Ms. Corbin holds a Fellow, Life Management Institute (FMLI) certification through Life Office Management Association (LOMA). Ms. Corbin is a certified public accountant.

Ms. Corbin will be eligible to participate in the Company’s executive compensation and benefit programs.

Patrick B. Kelleher, who had been serving as Acting Controller (Principal Accounting Officer) of the Company, ceased to serve in such capacity effective March 31, 2008, when Ms. Corbin assumed her position as the Company’s Vice President and Controller (Principal Accounting Officer). Mr. Kelleher will continue to serve as the Company’s Senior Vice President – Chief Financial Officer (Principal Financial Officer).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: April 1, 2008	By:	/s/ Leon E. Roday
Leon E. Roday
Senior Vice President – General Counsel and Secretary